Exhibit 99.1

Aadi Bioscience Announces FDA Acceptance and Priority Review for the New Drug Application of FYARRO™ for the Treatment of Advanced Malignant PEComa

•	FDA grants Priority Review and sets PDUFA target action date of November 26, 2021

LOS ANGELES, Ca.—July 26, 2021 - Aadi Bioscience, Inc. (“Aadi”), a privately-held, clinical-stage biopharmaceutical company focusing on precision therapies for genetically-defined cancers with alterations in mTOR pathway genes, today announced that the U.S. Food and Drug Administration (FDA) has accepted the company’s New Drug Application (NDA) for its nanoparticle albumin-bound mTOR inhibitor, FYARRO™ (sirolimus albumin-bound nanoparticles for injectable suspension, nab-sirolimus ABI-009) and has granted the company Priority Review status with a Prescription Drug User Fee Act (PDUFA) target action date of November 26, 2021.

Priority Review is granted to investigational therapies that, if approved, may offer significant improvements in the treatment, prevention, or diagnosis of a serious condition when compared to standard applications. FYARRO has previously been granted Orphan Drug, Fast Track and Breakthrough Therapy designations.

Neil Desai, Ph.D., Founder, CEO and President of Aadi, stated, “We are very pleased with FDA’s acceptance of our NDA with Priority Review for FYARRO in patients with advanced malignant PEComa, an ultra-rare sarcoma. If approved, FYARRO will be the first FDA-approved therapy for the treatment of patients with this disease. We look forward to working with the FDA during its review and would like to thank the many patients, caregivers and physicians whose contributions have been invaluable and allowed us to develop this important therapy. In parallel, we continue to work on our commercial preparations to ensure a timely launch for the PEComa patient population.”

Aadi’s NDA submission is based on data from the AMPECT registration trial evaluating FYARRO as a monotherapy in patients with advanced malignant PEComa. FYARRO achieved a 39% (95% CI: 22%-58%) independently reviewed confirmed overall response rate (ORR) in this patient population. These data were presented at the 2020 ASCO meeting.1

About Aadi Bioscience and FYARRO™

Aadi is a clinical-stage biopharmaceutical company developing precision therapies for genetically-defined cancers. Aadi’s primary goal is to bring transformational therapies to cancer patients with mTOR pathway driver alterations such as alterations in TSC1 or TSC2 genes, where other mTOR inhibitors have not or cannot be effectively exploited due to problems of pharmacology, effective drug delivery, safety, or effective targeting to the disease site. Aadi’s lead product is FYARROTM (sirolimus albumin-bound nanoparticles for injectable suspension; nab-sirolimus; ABI-009), an mTOR inhibitor bound to human albumin that has demonstrated significantly higher tumor accumulation, greater mTOR target suppression, and increased tumor growth inhibition over other mTOR inhibitors in preclinical models.

Aadi’s registration trial of FYARRO in advanced malignant PEComa (the AMPECT trial) demonstrated meaningful clinical efficacy in malignant PEComa, a type of cancer with the highest known alteration rate of TSC1 or TSC2 genes. FYARRO has received Breakthrough Therapy, Fast-Track and Orphan Designations from the U.S. Food and Drug Administration (FDA). A rolling New Drug Application (NDA) submission was completed in May 2021 for this indication.

Based on the AMPECT trial and emerging data for FYARRO in other solid tumors with TSC1 or TSC2 inactivating alterations2, and following discussions with the FDA, Aadi plans to initiate a tumor-agnostic registrational trial in mTOR inhibitor-naïve solid tumors harboring TSC1 or TSC2 inactivating alterations by the end of 2021. Aadi also has ongoing studies to evaluate dosing of FYARRO in combination regimens. FYARRO is an investigational drug that has not been approved by the FDA for commercial distribution in the United States. More information is available on the Aadi website at www.aadibio.com.

Forward-Looking Statements

Aadi Bioscience, Inc. (“Aadi”, “The Company”) cautions you that certain statements included in this press release that are not a description of historical facts are forward-looking statements. These statements are based on Aadi’s current beliefs and expectations. Forward-looking statements include statements regarding FYARRO, including expectations regarding the clinical responses and safety profile, regulatory approval and commercialization, and the timing of the initiation of additional clinical trials and Investigational New Drug (IND) application submissions. Actual results could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties, which include, without limitation: risks related to Aadi’s ability to obtain, or the timeline to obtain, regulatory approval from the FDA and other regulatory authorities for FYARRO in advanced malignant PEComa; risks related to Aadi’s ability to successfully commercialize, including the timing of a commercial launch of FYARRO in advanced malignant PEComa; risks related to Aadi’s ability to obtain sufficient additional capital to continue to advance FYARRO; uncertainties associated with the clinical development and regulatory approval of FYARRO, including potential delays in the commencement, enrollment and completion of clinical trials; the risk that interim results of clinical trials may not be reproduced and do not necessarily predict final results; the risk that one or more of the clinical outcomes may materially change as patient enrollment continues, following more comprehensive reviews of the data, and as more patient data become available; the risk that unforeseen adverse reactions or side effects may occur in the course of developing and testing FYARRO; risks associated with the failure to realize any value from FYARRO in light of inherent risks and difficulties involved in successfully bringing product candidates to market; and risks related to the impact of the COVID-19 outbreak on Aadi’s operations, the biotechnology industry and the economy generally. All forward-looking statements in this press release are current only as of the date hereof and, except as required by applicable law, Aadi undertakes no obligation to revise or update any forward-looking statement, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

FYARRO™ is a trademark of Aadi Bioscience, Inc.

References:

[1]	ASCO 2020 Abstract: https://ascopubs.org/doi/abs/10.1200/JCO.2020.38.15_suppl.11516?af=R

[2]	ASCO 2021 Abstract: https://meetings.asco.org/abstracts-presentations/197602

Contacts

Investors and Media:

Investors:

Irina Koffler

ikoffler@lifesciadvisors.com